Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-166364, 333-168100, 333-171165, 333-162795, 333-162110, 333-06784, 333-08146, 333-11842, 333-09350, 333-11154, 333-111112, 333-111113, 333-134355, 333-144589, 333-145981, 333-153230, 333-177510, 333-179408, 333-181375, 333-191176, 333-199904, 333-210341, 333-210343, 333-210344, 333-214584, 333-226930, 333-228911, 333-249186, 333-270969, 333-290600, and 333-290601) pertaining to the equity incentive plans of NICE Ltd. of our reports dated February 26, 2026, with respect to the consolidated financial statements of NICE Ltd. and the effectiveness of internal control over financial reporting of NICE Ltd., included in this Annual Report (Form 20-F), for the year ended December 31, 2025.

Tel Aviv, Israel February 26, 2026
/s/ KOST, FORER, GABBAY & KASIERER
KOST, FORER, GABBAY & KASIERER A Member of Ernst & Young Global